                        [LETTERHEAD OF PRIME RETAIL, INC.]



Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Prime Retail, Inc. (the "Company") to be held on Thursday, May 29, 1997 at 11:00 a.m., local time, at 100 East Pratt Street, 12th Floor Conference Room, Baltimore, Maryland.

    The purpose of the Meeting is to consider and take action (i) to elect two Directors, (ii) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997, and (iii) to transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement and the formal notice of Meeting. Also enclosed is a Proxy Card and the Company's 1996 Annual Report to Stockholders. After reading these materials, please mark, date, sign, and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

    I appreciate your investment in the Company and am looking forward to this opportunity to meet you personally. Whether or not you can attend, however, I greatly appreciate your cooperation in returning the enclosed Proxy Card.


                                      /s/ Michael W. Reschke
                                      -----------------------
                                      Michael W. Reschke
                                      Chairman of the Board

April 25, 1997

                               PRIME RETAIL, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on May 29, 1997

To the Stockholders:

    Notice is hereby given that the Annual Meeting of Stockholders of Prime Retail, Inc., a Maryland corporation (the "Company"), will be held at 100 East Pratt Street, 12th Floor Conference Room, Baltimore, Maryland, on Thursday, May 29, 1997, at 11:00 a.m., local time (the "Meeting"), to consider and take action on the following matters:

        1.  To elect two Directors;

        2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

        3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

    Holders of record of the Company's Common Stock, $.01 par value per share, at the close of business on April 23, 1997 (the "Record Date") shall be entitled to notice of, and to vote with respect to all matters to be acted upon at, the Meeting.

                                  BY ORDER OF THE BOARD OF DIRECTORS,

                                  /s/ C. Alan Schroeder
                                  -----------------------------------
                                  C. Alan Schroeder, Secretary


April 25, 1997

-------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND RETURN IT PROMPTLY IN THE STAMPED
ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.
-------------------------------------------------------------------------------

                             Prime Retail, Inc.
                            100 East Pratt Street
                          Baltimore, Maryland 21202
                      -----------------------------------
                                PROXY STATEMENT
                                    FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                          To be held on May 29, 1997


    The enclosed proxy is solicited by and on behalf of the board of directors (the "Board of Directors" or "Directors") of Prime Retail, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, May 29, 1997 at 11:00 a.m., local time, or at any adjournment or postponement thereof. This Proxy Statement and accompanying Proxy Card are being mailed to stockholders on or about April 25, 1997. There is being mailed herewith to each stockholder of record on the Record Date (as hereafter defined) the Company's Annual Report to Stockholders for 1996.

               DESCRIPTION OF THE PROXY; PROXY SOLICITATION

    If the accompanying Proxy Card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the Proxy Card will vote in favor of the matters presented in this Proxy Statement, and as recommended by the Board of Directors with regard to all other matters. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a stockholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202.

    The cost of solicitation of proxies will be borne by the Company. The Company has engaged American Stock Transfer and Trust Company to solicit proxies on behalf of the Company. The Company will pay such firm a fee of $3,600, plus expenses. In addition, the Company may use the services of its Directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. If any personal interviews or telephone conversations are used to solicit proxies, delivery of this Proxy Statement and Proxy Card will precede the interview or telephone conversation. If as a result of the interview or conversation additional Proxy Cards are requested or required, they will be forwarded to the registered holder as so requested or required.

                            QUORUM AND VOTE REQUIRED

    Only holders of record of the Company's Common Stock, $.01 par value per share ("Common Stock"), on April 23, 1997 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 15,794,951 shares of Common Stock outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting. Each holder of Common Stock is entitled to one vote with respect to matters to be acted upon for each share of stock held by such holder. Under Maryland Law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, directors are elected by the affirmative vote of a plurality of all the votes cast by holders of Common Stock and auditors are ratified by the affirmative vote of a majority of all the votes cast by holders of Common Stock present in person or represented by a proxy at the meeting. Abstentions and broker non-votes will not be considered votes cast for purposes of the foregoing.

                   PRINCIPAL SECURITY HOLDERS OF THE COMPANY

    The following tables set forth certain information regarding the beneficial ownership of shares of Common Stock and of common units of limited partnership interests ("Common Units") in Prime Retail, L.P., a Delaware limited partnership in which the Company is the sole general partner (the "Operating Partnership"), for (a) each stockholder of the Company holding more than 5% of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below,
(c) the Directors of the Company and (d) the Directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares represents the number of shares of Common Stock the person holds, the number of shares of Common Stock the person has the right to acquire upon exercise of certain stock options ("Stock Options") granted pursuant to the Company's 1994 Stock Incentive Plan, the Company's 1995 Stock Incentive Plan and the 1996 MTA Grant (as hereafter defined) (collectively, the "Stock Incentive Plans"), the number of shares of Common Stock into which Common Units held by the person are exchangeable (if, as discussed below, the Company elects to issue shares of Common Stock rather than pay cash upon such exchange) and the number of shares of Common Stock into which shares of the Company's 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.01 par value per share (the "Convertible Preferred Stock"), held by the person are convertible. The extent to which a person directly holds Common Stock, Stock Options, Common Units or Convertible Preferred Stock is set forth in the notes. The agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") provides that Common Units may be exchanged, subject to certain limitations, into shares of Common Stock or, at the option of the Company, cash equal to the fair market value of a share of Common Stock at the time of exchange. Holders of Convertible Preferred Stock have the right, subject to ownership and transfer restrictions in the Company's charter intended to allow the Company to maintain its status as a REIT, to convert all or any of their shares of Convertible Preferred Stock into shares of Common Stock at the conversion price of $20.90 per share of Common Stock, subject to certain adjustments.

    The following table sets forth information as to the persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of April 1, 1997.


                                                           NUMBER OF SHARES/                        PERCENT OF
NAME AND ADDRESS OF                                           COMMON UNITS       PERCENT OF         ALL SHARES/
BENEFICIAL OWNER                                         BENEFICIALLY OWNED(1)  ALL SHARES(2)     COMMON UNITS(3)
-------------------------------------------------------  ---------------------  -------------  ---------------------
The Prime Group, Inc.(4)...............................        8,013,292             34.0%              29.1%
  77 West Wacker Drive
  Chicago, Illinois 60601

Merrill Lynch & Co., Inc.(5)...........................        1,516,777              6.3                5.3
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281

------------------------

Notes:

(1) The beneficial ownership of shares of Common Stock and Convertible Preferred Stock reported herein is based upon filings with the Securities and Exchange Commission (the "Commission") and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's charter. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the limited partners of the Operating Partnership (the "Limited Partners"). Information presented includes shares of Common Stock issuable upon exercise of Stock Options which have vested or will vest within 60 days of April 1, 1997.

(2) Information presented assumes exchange or conversion only of Common Units and Convertible Preferred Stock owned by such beneficial owner for shares of Common Stock. Information presented also includes shares of Common Stock issuable upon exercise of Stock Options of such beneficial owner which have vested or will vest within 60 days of April 1, 1997.

(3) Information presented assumes exchange or conversion of all outstanding Common Units and Convertible Preferred Stock for shares of Common Stock and also includes shares of Common Stock issuable upon exercise of Stock Options which have vested or will vest within 60 days of April 1, 1997.
    Pursuant to the Operating Partnership Agreement, the Prime Common Units (as defined therein) may not be exchanged for Common Stock (or cash) until distributions of at least $0.295 have been paid with respect to each Common Unit (including, Common Units held by the Company) during four consecutive quarters without distributing more than 90% of the Company's funds from operations ("FFO") to all holders of partnership interests in the Operating Partnership. The Company believes that this distribution requirement has been satisfied for each of the two consecutive quarters in the six-month period ended December 31, 1996. The remaining Common Units may be exchanged on a one-for-one basis for Common Stock (or, at the Company's election, cash of an equivalent value) at any time. All of the Common Units owned by Messrs. Rosenthal and Carpenter, and all but 553,787 of the Common Units owned by The Prime Group, Inc. ("PGI"), constitute Prime Common Units.

(4) Information presented includes 7,763,292 Common Units and 250,000 shares of Common Stock owned by PGI and certain limited partnerships affiliated with PGI. The address of PGI is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Other than 46,878 of the Common Units held by PGI, all of the other Common Units and shares of Common Stock held by PGI have been pledged to certain unaffiliated third parties to secure certain indebtedness of PGI and its affiliates (collectively, the "Pledgees"). Unless and until the Pledgees foreclose on the pledged Common Units or have given notice of an event of default under the operative pledge or loan agreement, such entities will not have the direct or indirect power to vote or dispose of the Common Units so pledged. The Pledgees disclaim beneficial ownership of these pledged Common Units.

(5) Information presented is based on a Schedule 13G filed with the Securities and Exchange Commission on March 14, 1997 by Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM")and Merrill Lynch Global Allocation Fund, Inc. ("MLGA"). The Schedule 13G indicates that ML&Co. may be deemed to be the beneficial owner of 1,516,777 shares of Common Stock by virtue of its control of its wholly-owned subsidiary ML Group; ML Group may be deemed to be the beneficial owner of 1,516,777 shares of Common Stock by virtue of its wholly-owned subsidiary, PSI; PSI may be deemed to be the beneficial owner of 1,516,777 shares of Common Stock by virtue of its being the general partner of MLAM; and MLAM may be deemed to be the beneficial owner of 1,516,777 shares of Common Stock as a result of acting as investment advisor to one or more investment companies registered under Section 8 of the Investment Company Act of 1940 and/or to one or more private accounts. MLGA, a registered investment company advised by MLAM, is the beneficial owner of 1,439,825 shares of Common Stock. The Schedule 13G indicates that ML&Co., ML Group and PSI disclaim beneficial ownership of the Common Stock and that the filing of the Schedule 13G should not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any Common Stock. The address for ML Group is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281. The address for each of PSI, MLAM and MLGA is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

    The following table sets forth the beneficial ownership of shares of Common Stock as of April 1, 1997 by the Company's current Directors and the executive officers named in the Summary Compensation Table below.

                                                                   NUMBER OF SHARES/                        PERCENT OF
                                                                      COMMON UNITS         PERCENT OF        ALL SHARES/
 NAME AND ADDRESS OF BENEFICIAL OWNER (1)                          BENEFICIALLY OWNED(2)   ALL SHARES(3)    COMMON UNITS(4)
----------------------------------------------------------------  ----------------------  --------------   ----------------
Michael W. Reschke(5)...........................................         8,322,433             35.0%           29.1%
Abraham Rosenthal(6)............................................           518,090              3.2             1.8
William H. Carpenter, Jr.(7)....................................           519,690              3.2             1.8
Terence C. Golden...............................................            12,500               (8)             (8)
Kenneth A. Randall..............................................            10,000               (8)             (8)
James R. Thompson...............................................            10,500               (8)             (8)
Marvin S. Traub(9)..............................................            56,243               (8)             (8)
Glenn D. Reschke................................................            51,665               (8)             (8)
Robert P. Mulreaney(10).........................................            12,016               (8)             (8)
David G. Phillips(11)...........................................            51,885               (8)             (8)
Directors and officers of the Company as a group (16 persons)...         9,598,421             38.4            33.6

------------------------

Notes:

 (1) All of the Directors and executive officers of the Company may be contacted c/o Prime Retail, Inc., 100 East Pratt Street, Baltimore, Maryland 21202.

 (2) The beneficial ownership of shares of Common Stock and Convertible Preferred Stock reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's charter. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners. Information presented includes shares of Common Stock issuable upon exercise of Stock Options which have vested or will vest within 60 days of April 1, 1997 as follows: Mr. M. Reschke 145,000; Mr. Rosenthal 145,000; Mr. Carpenter 145,000; Mr. Golden 10,000;
     Mr. Randall 10,000; Governor Thompson 10,000; Mr. Traub, including Marvin Traub Associates, Inc. ("MTA"), 55,000; Mr. G. Reschke 51,665;
     Mr. Mulreaney 10,000; and Mr. Phillips 51,665.

 (3) Information presented assumes exchange or conversion only of Common Units and Convertible Preferred Stock owned by such beneficial owner for shares of Common Stock. Information presented also includes shares of Common Stock issuable upon exercise of Stock Options of such beneficial owner which have vested or will vest within 60 days of April 1, 1997.

 (4) Information presented assumes exchange or conversion of all outstanding Common Units and Convertible Preferred Stock for shares of Common Stock and also includes shares of Common Stock issuable upon exercise of Stock Options which have vested or will vest within 60 days of April 1, 1997. Pursuant to the Operating Partnership Agreement, the Prime Common Units (as defined therein) may not be exchanged for Common Stock (or cash) until distributions of at least $0.295 have been paid with respect to each Common Unit (including, Common Units held by the Company) during four consecutive quarters without distributing more than 90% of the Company's FFO to all holders of partnership interests in the Operating Partnership. The Company believes that this distribution requirement has been satisfied for each of the two consecutive quarters in the six-month period ended December 31, 1996. The remaining Common Units may be exchanged on a one-for-one basis for Common Stock (or, at the Company's election, cash of an equivalent value) at any time. All of the Common Units owned by Messrs. Rosenthal and Carpenter, and all but 553,787 of the Common Units owned by PGI, constitute Prime Common Units.

 (5) Information presented includes 7,763,292 Common Units and 250,000 shares of Common Stock held by PGI (Mr. M. Reschke is the Chairman and Chief Executive Officer of PGI) and certain limited partnerships affiliated with PGI, 152,717 shares of Common Stock owned by Mr. M. Reschke,
     11,424 shares of Common Stock issuable to Mr. M. Reschke upon conversion of the 9,552 shares of Convertible Preferred Stock owned by him, and 145,000 shares of Common Stock which Mr. M. Reschke has the right to acquire upon exercise of Stock Options. Mr. M. Reschke's address is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

 (6) Information presented includes 371,090 Common Units, 125,000 of which are held by a limited liability company controlled by Mr. Rosenthal and 58,198 of which are held by Mr. Rosenthal's spouse and children, 2,000 shares of Common Stock owned by Mr. Rosenthal and 145,000 shares of Common Stock which Mr. Rosenthal has the right to acquire upon exercise of Stock Options.

 (7) Information presented includes 371,090 Common Units, 125,000 of which are held by a limited liability company controlled by Mr. Carpenter, 3,600 shares of Common Stock owned by Mr. Carpenter's children and 145,000 shares of Common Stock which Mr. Carpenter has the right to acquire upon exercise of Stock Options.

 (8) Amount represents less than 1%.

 (9) Information presented includes 45,000 shares of Common Stock which MTA, an affiliate of Mr. Traub, has the right to acquire upon exercise of Stock Options.

(10) Information presented includes 1,000 shares of Common Stock owned by Mr. Mulreaney, 1,016 shares of Common Stock issuable to Mr. Mulreaney upon conversion of the 850 shares of Convertible Preferred Stock owned by him, and 10,000 shares of Common Stock which Mr. Mulreaney has the right to acquire upon exercise of Stock Options.

(11) Information presented includes 51,665 shares of Common Stock which Mr. Phillips has the right to acquire upon exercise of Stock Options, 100 shares of Common Stock owned by Mr. Phillips and 120 shares of Common Stock issuable to Mr. Phillips upon conversion of the 100 shares of Convertible Preferred Stock owned by him.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    Pursuant to the By-laws of the Company, the Board of Directors may determine the number of Directors of the Company which shall not be less than three. Currently, the Board of Directors has set the number of Directors at seven. Directors are divided into three classes serving staggered three-year terms of office. The Board of Directors proposes the election of two Class III Directors at this Meeting, each to hold office for a three-year term or until a successor is duly elected and qualified. Class I and Class II Directors will be elected at the Annual Meetings to be held in 1998 and 1999, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is currently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a Director. The following sets forth certain information with respect to each nominee and also with respect to each Director whose term of office will continue after the Meeting.

NOMINEES FOR ELECTION

                                                           PRINCIPAL OCCUPATION             YEAR TERM OF        SERVED AS A
NAME                                      AGE               AND POSITION HELD            OFFICE WILL EXPIRE   DIRECTOR SINCE
------------------------------------      ---      ------------------------------------  -------------------  ---------------
Michael W. Reschke.................       41       Chairman of the Board, Director               2000               1994
Terence C. Golden..................       52       Director                                      2000               1994

    MICHAEL W. RESCHKE. Michael W. Reschke has been the Chairman of the Board of Directors of the Company since the Company's inception. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman, Chief Executive Officer, and President. For the last sixteen years, Mr. Reschke has directed and managed the development, finance, construction, leasing, marketing, acquisition, renovation, and property management activities of PGI. Mr. Reschke is also a member of the Board of Directors of Ambassador Apartments, Inc. Mr. Reschke received a Juris Doctorate degree (summa cum laude) from the University of Illinois after having received a B.A. degree (summa cum laude) in Accounting from Northern Illinois University. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute. Mr. Reschke is the brother of Glenn D. Reschke, an executive officer of the Company.

    TERENCE C. GOLDEN. Terence C. Golden, a Director of the Company, has been Chief Executive Officer and President of Host Marriott Corporation, Bethesda, Maryland since September 1995 as well as Chairman of the Board of Bailey Realty Corporation ("BRC") in Washington, D.C. since 1991. Prior to forming BRC, Mr. Golden held the position of Chief Financial Officer of The Oliver Carr Company from 1989 to 1991. Mr. Golden was appointed by President Reagan and confirmed by the U.S. Senate as Administrator of General Services

Administration, an office Mr. Golden held from 1985 to 1988. From 1984 through 1985, Mr. Golden was Assistant Secretary at the U.S. Department of Treasury. Mr. Golden was one of the founding partners of Trammell Crow Residential Companies and was its Managing Partner from 1976 through 1984. Mr. Golden also serves as a director of Cousins Properties, Inc. Mr. Golden received an M.B.A. degree from Harvard Business School (1970), an M.S. degree in Nuclear Engineering at the Massachusetts Institute of Technology (1967), and a B.S. degree in Mechanical Engineering at University of Notre Dame
(1966).

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. M. RESCHKE AND MR. GOLDEN AS DIRECTORS OF THE COMPANY WITH TERMS EXPIRING IN 2000.

DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING

                                                           PRINCIPAL OCCUPATION             YEAR TERM OF        SERVED AS A
NAME                                      AGE               AND POSITION HELD            OFFICE WILL EXPIRE   DIRECTOR SINCE
------------------------------------      ---      ------------------------------------  -------------------  ---------------
William H. Carpenter, Jr...........       46       President, Chief Operating Officer,
                                                    Director                                    1998               1994
Kenneth A. Randall.................       69       Director                                     1998               1994
Abraham Rosenthal..................       47       Chief Executive Officer, Director            1999               1994
Governor James R. Thompson.........       60       Director                                     1999               1994
Marvin S. Traub ...................       72       Director                                     1999               1994

    WILLIAM H. CARPENTER, JR. William H. Carpenter, Jr. has been President, Chief Operating Officer and a Director of the Company since the Company's inception. Immediately prior to the Company's initial public offering on March 22, 1994 (the "IPO"), Mr. Carpenter was associated with PGI. Mr. Carpenter joined PGI in 1989, serving as Senior Vice President and, immediately prior to joining the Company, as Executive Vice President. Mr. Carpenter's responsibilities with the Company include leasing, marketing, operations and management, development and construction of the Company's retail projects. Mr. Carpenter attended the University of Baltimore, is a member of the International Council of Shopping Centers ("ICSC"), a member of Developers of Outlet Centers, a full member of the Urban Land Institute and sits on the ICSC/Value Retail News Executive Committee.

    KENNETH A. RANDALL. Kenneth A. Randall, a Director of the Company since the Company's initial public offering, was the Chairman of ICL Inc. from 1980 to 1982, Vice Chairman of Northeast Bancorp, Inc. from 1977 to 1987, the Chairman and Chief Executive Officer of United Virginia Bankshares Incorporated from 1970 to 1976 and the Chairman of the FDIC from 1965 to 1970. Mr. Randall was President and Chief Executive Officer of The Conference Board, Inc. from 1976 to 1982. Mr. Randall currently serves on the board of directors of Dominion Resources, Inc., Dominion Energy, Inc., Enron/ Dominion Cogen, Inc., Lumbermans Mutual Casualty

Company, American Motorist Insurance Company and American Manufacturers Insurance Company. Mr. Randall also serves as trustee of the principal Oppenheimer mutual funds. Mr. Randall attended Weber State University and received a B.A. degree and an M.S. degree from Brigham Young University.

    ABRAHAM ROSENTHAL. Abraham Rosenthal has been the Chief Executive Officer and a Director of the Company since the Company's inception. Mr. Rosenthal joined PGI in 1988, serving as Vice President, Senior Vice President and, immediately prior to joining the Company, as Executive Vice President. Mr. Rosenthal's responsibilities with the Company include strategic planning, investor relations, capital markets, financing, site selection, site planning and building design, and new business development for the Company. Mr. Rosenthal has been involved in retail design and development for the past twenty years. Mr. Rosenthal received a Bachelor of Architecture degree from the University of Maryland School of Architecture, is a registered architect in the State of Maryland and is certified by the National Council of Architectural Registration Board. Mr. Rosenthal is a full member of the Urban Land Institute, the ICSC and the Value Retail News Advisory Board.

    GOVERNOR JAMES R. THOMPSON. James R. Thompson, a Director of the Company since the IPO, is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977-1991. Governor Thompson serves on the board of directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Corporation (U.S.), International Advisory Council of the Bank of Montreal, Pechiney International, Wackenhut Corrections Corporation, Union Pacific Resources Company and Hollinger International, Inc. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

    MARVIN S. TRAUB. Marvin S. Traub, a Director of the Company since the IPO, has been President of Marvin Traub Associates, Inc. ("MTA") since 1992. In addition, Mr. Traub joined Financo in 1994 as Senior Advisor. Prior to establishing MTA, Mr. Traub was Chairman of Bloomingdales from 1978-1992 and was Vice Chairman of Federated Department Stores from 1988-1992. Mr. Traub was a director and Chairman of the Executive Committee of The Conran Stores, Inc. The Conran Stores, Inc. filed a petition for protection under the Federal bankruptcy laws on January 10, 1994. Mr. Traub received an M.B.A. degree (with distinction) from Harvard Business School after receiving a B.A. degree (magna cum laude) from Harvard University.

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has established an Audit Committee, an Executive Committee, an Executive Compensation and Stock Incentive Plan Committee, and an Independent Directors Committee.

    AUDIT COMMITTEE. The functions of the Audit Committee, which consists of Messrs. Golden and Randall, include making recommendations concerning the engagement of independent public accountants, reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

    EXECUTIVE COMMITTEE. The Executive Committee, which consists of Messrs. M. Reschke, Rosenthal and Carpenter, has certain authority to acquire and dispose of real property and the power to authorize, on behalf of the Board of Directors, the execution of certain contracts and agreements, including those related to certain financings by the Company. The Executive Committee meets monthly (or more frequently if necessary) and all actions by the committee are reported at the next meeting of the Board of Directors.

    Executive Compensation and Stock Incentive Plan Committee. The Executive Compensation and Stock Incentive Plan Committee, which consists of Messrs. Golden and Randall, has responsibility for determining the compensation for the Company's executive officers and implementing and administering the Company's Stock Incentive Plans.

    INDEPENDENT DIRECTORS COMMITTEE. The Independent Directors Committee, which consists of Messrs. Golden, Randall and Traub and Governor Thompson, has the responsibility to (i) consider and approve any proposed action or transaction involving the Company and PGI; (ii) consider and take such actions and make such approvals and recommendations as are required to be considered, taken or made by the Company's independent directors under either the Operating Partnership Agreement or corporate governance documents relating to the Company, or otherwise; and (iii) consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving the Company.

    During the fiscal year ended December 31, 1996, the Audit Committee held 2 meetings, the Executive Compensation and Stock Incentive Plan Committee held 4 meetings and the Board of Directors held 8 meetings.

                                 PROPOSAL NO. 2

                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997. Ernst & Young LLP served in this capacity for the year ended December 31, 1996. A representative of Ernst & Young LLP will attend the Meeting and, while not intending to make a statement, will respond to appropriate questions directed to Ernst & Young LLP.

    The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

    Before making its recommendation to the Board for appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                           COMPENSATION OF DIRECTORS

    The Company pays its Directors who are not employees of the Company or affiliated with PGI or the Company a fee for their services as Directors. Such persons receive annual compensation of $10,000 plus a fee of $2,500 for attendance (in person) at each meeting of the Board of Directors, a fee of $500 for participating by telephone in each substantial meeting of the Board of Directors or of any Committee of the Board of Directors, and a fee of $1,000 for attending any meeting of any Committee of the Board of Directors; provided, however, no additional compensation is paid for participating by telephone or attending any meeting of any Committee of the Board of Directors if such meeting occurs on the same day as a meeting of the Board of Directors. Such persons also receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings.

    Pursuant to the 1995 Stock Incentive Plan, the Company granted options to purchase an aggregate of 20,000 shares of Common Stock to outside directors of the Company as follows (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically): Terence C. Golden (5,000), Kenneth A. Randall (5,000), Governor James R. Thompson (5,000) and Marvin S. Traub (5,000). Such options were fully vested upon the date of grant and will terminate upon the earlier to occur of (a) May 18, 2005 or (b) the expiration of one year from the date of termination of service of the optionee as a Director of the Company. The exercise price of such options is $12.45 per share (based on the fair market value of Common Stock on the grant date (February 16, 1996) as determined in accordance with the 1995 Stock Incentive Plan). In addition, the Company granted certain options to MTA, an affiliate of Mr. Traub, pursuant to a consulting agreement between the Company and MTA. See "OTHER INFORMATION--Certain Relationships and Transactions--Consulting Agreements with Affiliates of Mr. Traub."

                       COMPENSATION OF EXECUTIVE OFFICERS

    Prior to the completion of the IPO, the Company did not pay any compensation to its executive officers. The following table sets forth the compensation earned for the period from March 22, 1994 to December 31, 1994 and for the years ended December 31, 1995 and 1996 with respect to the Chairman of the Board, the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company, including the President and Chief Operating Officer.

                                          SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------
                                                                                                            LONG-TERM
                                                                                        ANNUAL            COMPENSATION
                                                                                     COMPENSATION            AWARDS
                                                                                 ---------------------    -------------
NAME AND PRINCIPAL POSITION                                             YEAR       SALARY    BONUS(1)        OPTIONS
--------------------------------------------------------------------  ---------  ----------  ---------    -------------

Michael W. Reschke,                                                   1996       $150,000    $      0(2)     50,000(3)
   Chairman of the                                                    1995        150,000            (2)        -
   Board                                                              1994        116,610            (2)    150,000(4)


Abraham Rosenthal,                                                    1996        257,420     200,833        50,000(3)
  Chief Executive                                                     1995        257,385     125,000           -
  Officer                                                             1994        190,341     100,000       150,000(4)

William H. Carpenter, Jr.,                                            1996        257,420     200,833        50,000(3)
   President, Chief                                                   1995        257,385     125,000            -
   Operating Officer                                                  1994        190,341     100,000       150,000(4)

Glenn D. Reschke                                                      1996        168,269     140,583        20,000(3)
   Executive Vice                                                     1995        150,000     125,000            -
   President -                                                        1994        114,205      88,200        50,000(4)
   Development

David G. Phillips,                                                    1996        168,269     140,583        20,000(3)
   Executive Vice                                                     1995        150,000     100,000            -
   President -                                                        1994        114,205     125,000        50,000(4)
   Operations and
   Marketing

Robert P. Mulreaney,                                                  1996        168,269     140,583        10,000(3)
   Executive Vice                                                     1995        136,539      25,000            -
   President - Chief                                                  1994         46,061(5)        0            -
   Financial Officer and
   Treasurer


------------------------

Notes:

(1) Reflects bonus paid for performance in year indicated.

(2) At his request, Mr. M. Reschke was not considered for a discretionary bonus for the period from March 22, 1994 to December 31, 1996. See "Report of Executive Compensation and Stock Incentive Plan Committee."

(3) Options granted pursuant to the 1995 Stock Incentive Plan.

(4) Options granted pursuant to the 1994 Stock Incentive Plan.

(5) Mr. Mulreaney joined the Company in June 1994.

OTHER COMPENSATION

    On January 1, 1996 the Company entered into separate distribution agreements with limited liability companies controlled by Messrs. Rosenthal and Carpenter (the "LLCs") in order to provide additional incentive for the continued services of Messrs. Rosenthal and Carpenter to the Company and the Operating Partnership. (See "OTHER INFORMATION--Certain Relationships and Transactions--Special Distribution to the Rosenthal Family LLC and the Carpenter Family Associates LLC.") As further incentive for such services, PGI on January 1, 1996 entered into indemnification and option agreements with Messrs. Rosenthal and Carpenter and the LLCs. (See "OTHER INFORMATION--Certain Relationships and Transactions--Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the LLCs.")

                        OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to Stock Options granted in 1996 to each of the named executive officers of the Company.



                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                                                        ANNUAL RATES OF STOCK
                                                                                                        PRICE APPRECIATION FOR
                                                                                                         OPTION TERM BASED ON
                                                                     INDIVIDUAL GRANTS                  GRANT DATE STOCK PRICE
                                        --------------------------------------------------------------  ----------------------
                                         NUMBER OF
                                        SECURITIES
                                        UNDERLYING         PERCENT OF         EXERCISE OR
                                        OPTIONS (1)   TOTAL OPTIONS GRANTED   BASE PRICE
                                        GRANTED (#)       TO EMPLOYEES          ($/SH)     EXPIRATION
NAME                                        (2)          IN FISCAL YEAR           (3)         DATE        5%($)       10%($)
--------------------------------------  -----------  -----------------------  -----------  -----------  ----------  ----------
Michael W. Reschke....................      50,000           17.1%             $11.88       2/16/06      $373,000     $946,000
Abraham Rosenthal.....................      50,000           17.1               11.88       2/16/06       373,000      946,000
William H. Carpenter, Jr..............      50,000           17.1               11.88       2/16/06       373,000      946,000
Glenn D. Reschke......................      20,000            6.8               11.88       2/16/06       149,000      379,000
David G. Phillips.....................      20,000            6.8               11.88       2/16/06       149,000      379,000
Robert P. Mulreaney...................      10,000            3.4               11.88       2/16/06        75,000      189,000

------------------------

Notes:

(1) Options are fully vested. The exercise price for the options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of shares of Common Stock.

(2) A total of 292,500 options were granted to employees on February 16, 1996.

(3) Based on average closing price for the 5 business days preceding the grant date.

                  Aggregated Option Exercises in Last Fiscal Year and
                             Fiscal Year-End Option Values

    The following table sets forth information with respect to options to purchase shares of Common Stock exercised by the named executive officers during 1996 and the number of shares of Common Stock underlying options held by each of the named executive officers and the value of such officers' exercisable and unexercisable options on December 31, 1996.

                                                                                                                    VALUE OF
                                                                                                                   UNEXERCISED
                                                                                                  NUMBER OF       IN-THE-MONEY
                                                                                             UNEXERCISED OPTIONS   OPTIONS AT
                                                         SHARES                                   AT 1996         1996 YEAR-END
                                                        ACQUIRED                                YEAR-END (#)         ($)(1)
                                                           ON                                ------------------   -------------
                                                        EXERCISE         VALUE REALIZED         EXERCISABLE/      EXERCISABLE/
NAME                                                       (#)                 ($)              UNEXERCISABLE     UNEXERCISABLE
---------------------------------------------------  ---------------  ---------------------  -------------------  -------------

Michael W. Reschke.................................       -                    -                 132,500/67,500    $ 31,250/$0
Abraham Rosenthal..................................       -                    -                 132,500/67,500      31,250/ 0
William H. Carpenter, Jr...........................       -                    -                 132,500/67,500      31,250/ 0
Glenn D. Reschke...................................       -                    -                  47,500/22,500      12,500/ 0
David G. Phillips..................................       -                    -                  47,500/22,500      12,500/ 0
Robert P. Mulreaney................................       -                    -                       10,000/0       6,200/ 0

------------------------

Note:

(1) Based on the market price of $12.50 per share, which was the closing selling price per share of Common Stock on the Nasdaq National Market on December 31, 1996, less the option exercise price of unexercised, in-the-money options held by the named executive officers at December 31, 1996.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

    The Company has entered into agreements (the "Employment Agreements") with each of the executive officers named in the Summary Compensation Table above other than Messrs. Mulreaney and G. Reschke. The agreements with Messrs. M. Reschke, Rosenthal, Carpenter and Phillips generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company, except that Mr. M. Reschke is required to devote only such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board. The Employment Agreements for Mr. M. Reschke and Mr. Phillips provide for terms expiring on March 22, 1999 and March 22, 1998, respectively, which terms are automatically extended for successive one year periods unless either the Company or the executive officer provides the other with prior written notice that such term shall not be extended. The Employment Agreements for Messrs. Rosenthal and Carpenter provide for a term expiring on December 31, 1998 and do not provide an automatic extension period.

    The Employment Agreements with Messrs. M. Reschke and Phillips provide that the employees covered thereby are eligible to receive discretionary bonuses based on the achievement of performance goals established by the Company. The Employment Agreements with Messrs. Rosenthal and Carpenter provide for annual performance based bonuses of not more than the executive's base salary determined by a formula based on the following financial factors: annual growth in FFO on a fully diluted per share basis, first year return on total development cost for all new centers and expansions which open during the year, average sales per square foot, percentage of space leased, and a discretionary component of not more than 10% of the total bonus paid based on the executive's participation in the development of new concepts.

    If the Employment Agreements are terminated by the Company "without cause" or are terminated by the executive after a "change in control" or for "good reason" (as such terms are defined in the Employment Agreements), the executive will be entitled to a lump sum payment. With regard to Messrs. M. Reschke and Phillips, such payment will be an amount equal to the greater of such executive's annual base salary or 50% of the remaining aggregate base salary due the executive over the remaining term of his Employment Agreement. With regard to Messrs. Rosenthal and Carpenter, such amount for termination by the Company "without cause" or for termination by the executive for "good reason" will be equal to the executive's annual base salary plus (1) the average annual performance bonus paid to the executive for the two years preceding the termination or (2) 50% of the executive's base salary if the termination occurs before January 1, 1998. The Employment Agreements with Messrs. Rosenthal and Carpenter allow these executives the option to terminate their respective employment agreement at any time within six months following a "change of control" of the Company. If either of these executives elects to exercise such option in the event of a "change of control," such executive will be entitled to receive any bonuses accrued but undistributed, other vested benefits through the effective date of the termination and health and life insurance benefits for a period of one year, plus a termination distribution in the amount of $1.5 million. Additionally, if the Employment Agreements are so terminated, certain restrictions on the transfer of stock held by Messrs. Rosenthal and Carpenter (or obtained by such persons upon exercise of Common Units) may terminate. With regard to Messrs. Rosenthal and Carpenter, the Employment Agreements contain certain non-compete provisions restricting the executives from developing, acquiring or operating retail properties similar to those properties developed or operated by the Company for a period of up to two years following termination of employment, which period may be limited to four quarters by either party at any time prior to 30 days before the end of the fourth quarter.

    The Employment Agreements provide for a base salary of $150,000 for Mr.
M. Reschke, $250,000 for Messrs. Rosenthal and Carpenter and $175,000 for Mr. Phillips. The current terms of compensation for Messrs. G. Reschke and Mulreaney include a base salary of $175,000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Executive Compensation and Stock Incentive Plan Committee of the Board of Directors, which is required to have a majority of outside Directors who are neither employees nor officers of the Company, is charged with determining compensation for the Company's executive officers. Messrs. Terence C. Golden and Kenneth A. Randall currently serve on the Executive Compensation and Stock Incentive Plan Committee. See "COMPENSATION OF DIRECTORS"

    No executive officer of the Company served as a director or member of (i) the compensation committee of another entity, an executive officer of which entity is a Director of the Company or member of the Company's Executive Compensation and Stock Incentive Plan Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation and Stock Incentive Plan Committee, or (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1996. See "OTHER INFORMATION--Certain Relationships and Related Transactions."

      REPORT OF EXECUTIVE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEE

    Compensation of each of the Chairman of the Board, the Chief Executive Officer and the President and Chief Operating Officer of the Company is determined by the Executive Compensation and Stock Incentive Plan Committee of the Board of Directors. The current members of the Executive Compensation and Stock Incentive Plan Committee are Messrs. Golden and Randall.

    The policy of the Company's compensation programs is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's short- and long-term performance goals. The Company intends to maintain compensation policies, plans and programs that will fairly reward management for past performance, provide incentives for the achievement of the Company's operating and financial objectives and maximize stockholder value. The Executive Compensation and Stock Incentive Plan Committee believes that as a result of senior managements' substantial ownership (through ownership of Common Stock, Stock Options or Common Units that, under certain conditions, are exchangeable for shares of Common Stock), the financial interests of such executives are closely aligned with those of the Company's stockholders.

    The Company's senior management continues to contribute significantly to the Company's growth, measured both in terms of portfolio size and FFO, as well as to the Company's efforts to strengthen its financial condition. During 1996, the Company's portfolio of outlet center properties increased by 33.5%, or approximately 1.4 million square feet of gross leasable area. This growth reflects the addition of two new factory outlet centers, the expansion of nine existing centers and the acquisition of two centers. For the year ended December 31, 1996, the Company's FFO before allocations to preferred stockholders and minority interests, and after excluding a nonrecurring charge of $6.1 million related to a binding loan commitment that the Company obtained on June 5, 1996 resulting in the prepayment of certain long-term debt, was $33.8 million, or 20.6% higher than in 1995. Finally, during 1996 management played an active role in a series of financing transactions that have better positioned the Company to pursue its ongoing development and expansion activities. These transactions included (i) the Company's issuance of 3,795,328 shares of Common Stock in July 1996 for $43.2 million of net proceeds, (ii) the Company's exchange in July 1996 of 4,209,000 shares of Convertible Preferred Stock, representing 60.0% of the then outstanding shares of such class, for 6,734,323 shares of Common Stock, and (iii) the Company's closing in November 1996 on $428.3 million of new loan facilities with Nomura Asset Capital Corporation. As a result of these actions, the number of publicly traded shares of Common Stock increased from 2,875,000 to 15,794,951, representing an increase in the Company's public market common equity capitalization from $34.1 million to $167.6 million at December 31, 1995 and 1996, respectively.

    While the Executive Compensation and Stock Incentive Plan Committee will continue to evaluate the compensation practices of the Company's industry peer group as an important factor in determining executive compensation, the Company's achievement of its performance goals and the individual contributions of senior executives will greatly influence whether the Company's compensation programs remain at or exceed the median of its peer group. The peer group of companies identified by the Executive Compensation and Stock Incentive Plan Committee is further described in the stockholder return performance graph presented elsewhere in this Proxy Statement.

    The Company's executive compensation programs consist of the following components:

    (a) employment agreements with its most senior executives that set base salaries at fixed levels, subject to discretionary increases determined by the Executive Compensation and Stock Incentive Plan Committee, and contain other provisions designed to attract and retain employees capable of contributing to the achievement of the Company's performance objectives;

    (b) annual performance bonuses based on objective measures of the Company's operating results, including growth in FFO, that are designed to reward executive officers for attaining performance goals;

    (c) stock options that are designed to align the interests of the executive with those of the Company's stockholders; and

    (d) participation in other benefit programs available to employees generally.

    In addition to the foregoing, the compensation of Messrs. Rosenthal and Carpenter is, in part, linked to the Company's achievement of certain long-term operating objectives. Specifically, certain limited liability companies controlled by Messrs. Rosenthal and Carpenter will be entitled to receive cash distributions from the Company (subject to a prescribed maximum equal to each such individual's base salary) if and to the extent that (i) the average annual growth rate of the Company's FFO during the three year period ending December 31, 1999 exceeds 10% and (ii) such individuals remain employed by the Company throughout such period. The principal purpose of these plans is to provide long-term incentives for Messrs. Rosenthal and Carpenter by offering such individuals an opportunity to earn up to 50% of the amount of the full recourse obligations that such individuals incurred to purchase Common Units in connection with the IPO. See "OTHER INFORMATION--Certain Relationships and Transactions -- Special Distributions to the Rosenthal Family LLC and Carpenter Associates LLC."

    The Company has entered into Employment Agreements with Mr. M. Reschke, the Chairman of the Board of the Company, Mr. Rosenthal, the Chief Executive Officer of the Company, Mr. Carpenter, the President and Chief Operating Officer of the Company, and certain other senior executives. Pursuant to such agreements, the base salaries of Messrs. M. Reschke, Rosenthal and Carpenter for the period from January 1, 1996 to December 31, 1996 was $150,000, $250,000 and $250,000, respectively. See "COMPENSATION OF EXECUTIVES--Employment Agreements and Change of Control Agreements." As provided in the Employment Agreements, annual base salary increases may be made at the discretion of the Executive Compensation and Stock Incentive Plan Committee based on achievement of individual performance goals as well as other factors.

    Other elements of the Employment Agreements which serve to retain senior management include non-competition provisions which under certain circumstances extend for a specified time beyond the term of employment. The Employment Agreements of Messrs. M. Reschke, Rosenthal and Carpenter and certain other senior management generally prohibit these executives from directly or indirectly competing with the business of the Company during the term of employment and for a 24 month period after termination "with cause" by the Company or "without good reason" (as such terms are defined in the Employment Agreements) by the employee, except that the Employment Agreements with Messrs. Rosenthal and Carpenter allow either the executive or the Company to limit this period to four quarters. In addition, the Employment Agreements provide that upon termination all unvested stock options held by the executive are forfeited unless the employee is terminated "without cause" by the Company or after a "change of control" (as such terms are defined in the Employment Agreements).

    If the Employment Agreements are terminated by the Company "without cause" or are terminated by the executive after a "change in control" or for "good reason", the executive will be entitled to a lump sum payment. With regard to Messrs. M. Reschke, and Philips, such payment will be an amount equal to the greater of such executive's annual base salary or 50% of the remaining aggregate base salary due the executive under his Employment Agreement. With regard to Messrs. Rosenthal and Carpenter, such amount for termination by the Company "without cause" or for termination by the executive for "good reason" will be equal to the executive's annual base salary plus the average annual performance bonus paid to the executive for the two years preceding the termination. The Employment Agreements with Messrs. Rosenthal and Carpenter allow these executives the option to terminate their respective employment agreement at any time within six months following a "change of control" of the Company. If either of these executives elects to exercise such option in the event of a "change of control," such executive will be entitled to receive any bonuses accrued but undistributed, other vested benefits through the effective date of the termination and health and life insurance benefits for a period of one year, plus a termination distribution in the amount of $1.5 million. Additionally, if the Employment Agreements are so terminated, certain restrictions on the transfer of stock held by Messrs. Rosenthal and Carpenter (or obtained by such persons upon exercise of Common Units) may terminate. With regard to Messrs. Rosenthal and Carpenter, the Employment Agreements contain certain non-compete provisions restricting these executives from developing, acquiring or operating retail properties similar to those properties developed or operated by the Company for a period of up to two years following termination of employment, which period may be limited to four quarters by either party at any time prior to 30 days before the end of the fourth quarter.

    Executive officers are eligible to receive annual performance bonuses. Pursuant to the Company's Employment Agreements with Messrs. Rosenthal and Carpenter, 90% of the annual performance bonus payable to such individuals is determined by a formula tied to certain financial and operating objectives and the remaining 10% is determined at the discretion of the Executive Compensation and Stock Incentive Plan Committee based on such executive's participation in the development of new concepts. See "COMPENSATION OF EXECUTIVES--Employment Agreements and Change of Control Agreements." The annual performance bonus for other senior officers, including Mr. M. Reschke, is determined by the Executive Compensation and Stock Incentive Committee based on a variety of criteria related to individual and Company performance. Based on these criteria, Messrs. Rosenthal and Carpenter were each awarded a performance bonus of $200,833 for the period from January 1, 1996 to December 31, 1996. At his request, Mr. M. Reschke was not considered for a discretionary bonus in 1996. The Executive Compensation and Stock Incentive Plan Committee will continue to establish overall performance goals for the Company based primarily on the growth in FFO; satisfaction of expansion, development, operating and occupancy goals and the relative performance of the Company in comparison with its industry peer group.

    Pursuant to the 1995 Stock Incentive Plan, on February 16, 1996 the Company granted stock options to each of the Chairman of the Board, the Chief Executive Officer, the President and Chief Operating Officer, the other executive officers of the Company and certain other key employees. The Chairman of the Board, Chief Executive Officer, the President and Chief Operating Officer each were granted options to purchase 50,000 shares of Common Stock under the 1995 Stock Incentive Plan. Such options were fully vested upon grant. Such grants were made based on the Executive Compensation and Stock Incentive Committee's assessment of the potential long-term contributions such individuals can make to the Company's performance. The Executive Compensation and Stock Incentive Plan Committee believes the options granted under the 1995 Stock Incentive Plan will continue to align the interests of management with those of the Company's stockholders by emphasizing long-term stock ownership and increases in stockholder value.

    The Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held corporation such as the Company to deduct compensation in excess of $1,000,000 per individual, other than performance-based compensation. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) of the Code ("Section 162(m)") for compensation paid during its taxable year ended December 31, 1996. The 1995 Stock Incentive Plan was structured with the intention that compensation attributable to options granted thereunder would not be subject to the Section 162(m) limitation. Based upon Department of Treasury regulations, bonuses payable to the Company's executives under their present Employment Agreements and compensation attributable to options granted under the 1995 Stock Incentive Plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax deductible under Section 162(m). This will depend upon the market price of the Company's shares on the date options are exercised and the number of options exercised in any one taxable year.

           EXECUTIVE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEE
                             Terence C. Golden
                             Kenneth A. Randall

                               PERFORMANCE GRAPH

    The following performance graph compares the Company's performance to the NASDAQ Stock Market (U.S.) Total Return (the "NASDAQ") Index and the NAREIT Equity Factory Outlet Center Total Return (a group of publicly-traded real estate investment trusts consisting of Horizon Outlet Centers, Inc., Tanger Factory Outlet Centers, Inc., FAC Realty Trust Incorporated, Chelsea GCA Realty, Inc., and the Company (the "NAREIT Outlet Center Index")). Share price performance for the period January 1, 1996 through December 31, 1996 is not necessarily indicative of future results. All stock price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.



EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             PRIME RETAIL,
                 INC.          NASDAQ INDEX    SELECTED PEER GROUP
Mar-94                100.00           100.00               100.00
Dec-94                 72.08           102.05                88.07
Dec-95                 70.71           144.20                85.60
Dec-96                  82.2           178.03                89.14

                               OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the Commission and the National Association of Securities Dealers. Officers, Directors and beneficial owners of more than 10% of the Company's stock are required by Commission regulation to furnish the Company with copies of all such forms which they file.

    Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the period ended December 31, 1996, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 1996, no transactions were reported late except that Mr. M. Reschke did not timely report his June 27, 1996 exchange of 95,448 shares of Convertible Preferred Stock for 152,717 shares of Common Stock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    OPERATING PARTNERSHIP AGREEMENT. The Company, PGI, Messrs. Rosenthal and Carpenter and certain other parties have entered into the Operating Partnership Agreement which sets forth the terms of such partnership and establishes the Company as the sole general partner of the Operating Partnership with full responsibility and discretion in the management and control of the Operating Partnership. The Operating Partnership Agreement also sets forth the terms under which the Limited Partners conveyed their respective interests in certain factory outlet center properties and the management and development operations to the Company.

    COMMON UNIT CONTRIBUTION. On June 27, 1996 the Company issued 6,734,323 shares of Common Stock in exchange for 4,209,000 of the outstanding shares of Convertible Preferred Stock pursuant to an exchange offer (the "Exchange Offer"). In connection with the Exchange Offer, Messrs. Rosenthal and Carpenter and PGI contributed to the Operating Partnership for cancellation 20,000, 20,000 and 585,000 of their Common Units, respectively. The purpose of such contribution was to facilitate the Exchange Offer and partially offset the dilution to the holders of Common Stock that resulted from the Exchange Offer.

    LOANS TO MESSRS. Rosenthal and Carpenter. In connection with the IPO, the Operating Partnership made recourse loans of $2.375 million for the benefit of each of Messrs. Rosenthal and Carpenter. Messrs. Rosenthal and Carpenter used such loan proceeds to acquire 125,000 Common Units at a price of $19.00 per unit, reflecting the IPO price per share of Common Stock. Each of Messrs. Rosenthal and Carpenter incurred such loans and made such purchases through a limited liability company that he controls and which is the borrower under each such loan. Each of the loans is secured by a pledge of 125,000 Common Units acquired with the proceeds thereof (the "Pledged Common Units") and is guaranteed by Messrs. Rosenthal and Carpenter, respectively. On January 1, 1996, the Company and Messrs. Rosenthal and Carpenter, respectively, modified the loans to add accrued and unpaid interest of $187,500 to the principal amount thereof and to amend the interest rate applicable to the loan from 6.55% per annum to the lesser of
(i) the amount of the distributions paid by the Operating Partnership with respect to such Pledged Common Units or (ii) 6.55% per annum. Interest of $129,443.75 accrued and was paid on the principal balance of each such loan for the year ended December 31, 1996. Each loan matures on the earlier to occur of (i) March 22, 2004 or (ii) the first anniversary of the termination of the individual's employment with the Company for any reason. The above-described limited liability companies (the "LLCs") holding the Pledged Common Units are subject to the same limitations on transfer and exchange applicable to Messrs. Rosenthal and Carpenter personally.

    Special Distribution to the Rosenthal Family LLC and the Carpenter Family Associates LLC. On January 1, 1996, the Company and the Operating Partnership entered into Special Distribution and Allocation Agreements ("Distribution and Allocation Agreements") with the LLCs which are controlled by Messrs. Rosenthal and Carpenter, respectively. Pursuant to these agreements, subject to the continued employment of Messrs. Rosenthal and Carpenter by the Company, the Operating Partnership has agreed to distribute to the LLCs on or before March 31, 1999, a special distribution equal to the product of (a)(i) the average annual growth in the Company's FFO per share (expressed as a percentage) during the three year period ending December 31, 1998 minus 10%
(ii) divided by 5%, and (b) one-half of the outstanding Note Balance (as hereinafter defined), provided that in no event may the special distribution be less than zero or more than half of the outstanding Note Balance. "Note Balance" means the original principal amount of $2.375 million of certain notes executed by the LLCs on March 22, 1994 plus any interest or other charges which have accrued or been capitalized but not been paid as of December 31, 1998.

    INDEMNIFICATION AND OPTION AGREEMENTS WITH MESSRS. Rosenthal and Carpenter and the LLCs. On January 1, 1996, PGI entered into Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the LLCs. Pursuant to these agreements, subject to Messrs. Rosenthal and Carpenter's continued employment by the Company and certain other conditions, PGI has agreed to indemnify Messrs. Rosenthal and Carpenter and the LLCs against 50% of any Loss (as hereinafter defined). "Loss" means an amount equal to the Note Balance less the sum of (i) the value of the Pledged Common Units (which shall be deemed to equal the market value of an identical number of shares of Common Stock) on the date at which the LLC must repay the Note Balance, and
(ii) any distributions paid in respect of the Pledged Common Units (other than distributions used to pay interest on the Note Balance), including any special distributions received by the LLCs pursuant to the Distribution and Allocation Agreements.

    PGI has also agreed, subject to Messrs. Rosenthal and Carpenter's continued employment by the Company, to grant to each of Messrs. Rosenthal and Carpenter options to purchase (i) up to 50,000 Common Units at $13.00 per Common Unit upon the first date on which the regular cash distribution for each of four successive calendar quarters of the Operating Partnership distributable with respect to Common Units is equal to or greater than the regular quarterly (calendar) dividend on a per share basis for the outstanding Common Stock for the same calendar quarters, and (ii) up to 50,000 Common Units at $13.00 per Common Unit upon the first date on which the regular quarterly (calendar) dividend per share of Convertible Preferred Stock exceeds $.53125 based on the ability of such class of stock to participate in dividends declared and paid in respect of the Common Stock. Any options so granted will expire on December 31, 2000.

    CONSULTING AGREEMENTS WITH AFFILIATES OF MR. Traub. The Company has entered into a consulting agreement with MTA, an entity owned and controlled by Mr. Traub. The consulting agreement provides that for so long as Mr. Traub remains a Director of the Company, MTA will provide consulting and advisory services in connection with the Company's merchant relations and MTA will receive a monthly fee of $5,000 for such services. In addition, the agreement grants MTA options (the "1996 MTA Grant") to purchase 30,000 shares of Common Stock at an exercise price of $11.46 per share (based on the average of the last sales price for the Common Stock on the last 5 trading days prior to July 3, 1996). Such options were fully vested upon the date of grant and will expire 90 days after Mr. Traub ceases to serve as a director of the Company.

    The Company has entered into a consulting agreement with Financo, Inc. ("Financo"), an affiliate of Mr. Traub, pursuant to which Financo will advise and assist the Company in developing certain discount retailing concepts (the "Concepts"). In connection with this agreement, the Company paid Financo a retainer of $50,000. In addition, in the event that the Company either develops or makes an investment in a business relating to the Concepts, the Company will pay Financo a fee of $250,000 and grant Financo options to acquire certain equity interests in such business. This agreement is terminable by either party upon 10 days' prior written notice.

    OTHER TRANSACTIONS

    GOVERNOR JAMES R. Thompson, a Director of the Company, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    Any stockholder who wishes to submit a proposal to be presented at the Company's 1998 Annual Meeting of Stockholders must forward such proposal to the secretary of the Company on or prior to December 26, 1997 to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with such Meeting.

                                 OTHER BUSINESS

    The Board of Directors knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.


                                         /s/ C. Alan Schroeder
                                         ----------------------
                                         C. Alan Schroeder
                                         Secretary


Dated: April 25, 1997

                                PRIME RETAIL, INC.
                                      PROXY

     The undersigned hereby appoints C. Alan Schroeder, Glenn D. Reschke and Robert P. Mulreancy and each of them, proxies, with power of substitution and revocation, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of PRIME RETAIL, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at 100 East Pratt Street, 12th Floor Conference Room, Baltimore, Maryland 21202, on Thursday, May 29, 1997 at 11:00 a.m., E.S.T., and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present:

                    (continued and to be signed on the other side)

                          Please date, sign and mail your
                        proxy card back as soon as possible!

                          Annual Meeting of Stockholders
                                 PRIME RETAIL, INC.

                                    May 29, 1997



                  Please Detach and Mail in the Envelope Provided
-----------------------------------------------------------------------------------------------------------------------------------
        Please mark your
A  /X/  votes as in this
        example.


                 FOR       WITHHELD                                                                           FOR  AGAINST  ABSTAIN
1. Election of  /   /        /   /  Nominees: Michael W. Reschke                                             /  /   /  /     /  /
   Directors                                  Terence C. Golden    2. Approval of Independent Accountants.

FOR, except vote withheld for the
following nominee(s)                                               The Board of Directors recommends a vote FOR the nominees and FOR
                                                                   Proposal 2.
                                                                                        Change of
                                                                                 Address/Comments  /   /
                                                                                          at left

                                                                     I plan to           I do not
                                                                        attend   /  /     plan to  /   /
                                                                   the Meeting         attend the
                                                                                          meeting



SIGNATURE(S)_________________________________________________________________________________DATE:_________________________________
        Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
